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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund, Select Series, S&P Market Cap Plus Portfolio 2000 Series,
Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-90145 of our report dated April 14, 2000, relating to the Statement of Condition of Equity Investor Fund, Select Series, S&P Market Cap Plus Portfolio 2000 Series, Defined Asset Funds and to the reference to us under the heading "How The Fund
Works--Auditors" in the Prospectus which is a part of this Registration
Statement.



DELOITTE & TOUCHE LLP
New York, NY
April 14, 2000